Exhibit 12.1

TANGER FACTORY OUTLET CENTERS, INC.
RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

	Six months ended
	June 30,
	2011	2010
Earnings:
Income before equity in losses of unconsolidated joint ventures, discontinued operations and noncontrolling interests (1)	$22,455	$8,514
Add:
Distributed income of unconsolidated joint ventures	156	414
Amortization of capitalized interest	253	245
Interest expense	21,038	22,041
Portion of rent expense - interest factor	906	813
Total earnings	44,808	32,027

Fixed charges:
Interest expense	21,038	22,041
Capitalized interest and capitalized amortization of debt issue costs	249	535
Portion of rent expense - interest factor	906	813
Total fixed charges	$22,193	$23,389

Ratio of earnings to fixed charges	2.0	1.4

Earnings:
Income before equity in losses of unconsolidated joint ventures, noncontrolling interests and discontinued operations	$22,455	$8,514
Add:
Distributed income of unconsolidated joint ventures	156	414
Amortization of capitalized interest	253	245
Interest expense	21,038	22,041
Portion of rent expense - interest factor	906	813
Total Earnings	44,808	32,027

Fixed charges and preferred share dividends:
Interest expense	21,038	22,041
Capitalized interest and capitalized amortization of debt issue costs	249	535
Portion of rent expense - interest factor	906	813
Preferred share dividends	—	2,813

Total combined fixed charges and preferred share dividends	$22,193	$26,202

Ratio of earnings to combined fixed charges and preferred share dividends	2.0	1.2

(1) Income from continuing operations before losses from equity investees and noncontrolling interest for the six months ended June 30, 2010 includes: a $6.1 million loss on the termination of derivatives.